Exhibit 99(c)

PUC DOCKET NO. 47675

JOINT REPORT AND APPLICATION OF ONCOR ELECTRIC DELIVERY COMPANY LLC AND SEMPRA ENERGY FOR REGULATORY APPROVALS PURSUANT TO PURA §§ 14.101, 39.262, AND 39.915	§ § § § § §	PUBLIC UTILITY COMMISSION OF TEXAS

ORDER

This Order addresses the joint report and application of Oncor Electric Delivery Company LLC (Oncor) and Sempra Energy for Commission approval of Sempra Energy’s proposed acquisition of Energy Future Holdings, Corp.’s approximately 80.03% indirect interest in Oncor under the Public Utility Regulatory Act1 (PURA).  The joint applicants and all other parties to the docket entered into a settlement agreement that resolves all issues among the parties.  The agreement contains numerous regulatory commitments by the joint applicants.  For the reasons discussed in this Order, the Commission finds that the transaction is in the public interest under PURA §§ 14.101, 39.262(l) through (o), and 39.915, provided that all the regulatory commitments described in this Order are met.

An initial non-unanimous settlement agreement signed by Oncor, Sempra Energy, Commission Staff, the Office of Public Utility Counsel, the Steering Committee of Cities Served by Oncor (Cities), and the Texas Industrial Energy Consumers was filed on December 15, 2017.  A revised version of the settlement agreement was filed on January 5, 2018, and included the Alliance for Retail Markets and the Texas Energy Association for Marketers as additional signatories.  On January 23, 2018, a revision to the revised settlement agreement was filed, and included Golden Spread Electric Cooperative and Nucor Steel—Texas as signatories.  While the January 23 revision to the revised settlement agreement was initially opposed by the Energy Freedom Coalition of America and the Texas Legal Services Center, those two parties later withdrew their opposition and signed the January 23 settlement agreement without amendment.  The Energy Freedom Coalition of America joined as a signatory to that agreement on

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1  Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001–58.302 (West 2016 & Supp. 2017), §§ 59.001–66.016 (West 2007 & Supp. 2017).

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January 29, 2018, and the Texas Legal Services Center joined as a signatory on February 5, 2018.  With the addition of these two parties, all parties to this proceeding signed the settlement agreement.  The January 23, 2018 settlement agreement was the final version filed with the Commission and forms the basis of this Order.

I.    Discussion

A.    The Proposed Transaction

On August 21, 2017, Sempra Energy, Sempra Texas Merger Sub I, Inc. (formerly named Power Play Merger Sub I, Inc., a wholly-owned subsidiary of Sempra Energy), Energy Future Intermediate Holding Company LLC, and Energy Future Holdings2 entered into a merger agreement.3  Under the merger agreement, Sempra Texas Merger Sub will merge with and into reorganized Energy Future Holdings, with reorganized Energy Future Holdings surviving as a wholly-owned subsidiary of Sempra Energy.4  At the conclusion of the transaction, the approximately 80.03% indirect interest in Oncor currently owned by Energy Future Holdings will be owned by Sempra Energy.  Texas Transmission Investment LLC will maintain its 19.75% ownership interest in Oncor.5    The parties have agreed that Sempra Energy must receive Commission approval of any transaction in which Sempra Energy seeks to acquire the 19.75% ownership interest in Oncor held by Texas Transmission Investment LLC, and the regulatory commitments set forth in this Order and the settlement agreement shall apply to both the approximately 80.03% and the 19.75% interest, if the 19.75% interest is acquired by Sempra Energy.  The Commission also notes that it has previously held that the sale of Texas Transmission Investment LLC constitutes the transfer of a controlling interest or operational control in Oncor under PURA §§ 39.262(l)(3) and 39.915(a)(3).6    According to a letter filed on

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2  Direct Testimony of Dennis Arriola, Applicants Ex. 6 at 6:21–7:1, Exhibit DVA-1.

3  Applicants Ex. 1, Application at 4; Applicants Ex. 6 at Exhibit DVA-1.

4  Applicants Ex. 1, Application at 8.

5  Id.

6    Joint Report and Application of Oncor Electric Delivery Company LLC and NextEra Energy, Inc., for Regulatory Approvals Pursuant to PURA §§ 14.101, 39.262, and 39.915, Docket No. 46238, Order on Rehearing at Conclusion of Law 2 (June 7, 2017).

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March 2, 2018, Sempra Energy intends to acquire Oncor Management Investment LLC’s 0.22% ownership interest in Oncor.7

Sempra Energy will fund the $9.45 billion purchase price for EFH’s approximately 80.03% interest in Oncor using a combination of approximately 65% equity and 35% long-term debt issued at the Sempra Energy level.8    Immediately after the closing of the proposed transaction, Sempra Energy commits to extinguish all debt that resides above Oncor at Energy Future Intermediate Holding Company LLC and Energy Future Holdings.9    The merger agreement governing the transaction at issue in this docket is part of a joint plan of reorganization of Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, and certain debtors under Chapter 11 of the United States Bankruptcy Code.10  The United States Bankruptcy Court for the District of Delaware issued an order confirming the joint plan of reorganization on February 27, 2018.11

B.    Regulatory Commitments

In order to protect the financial integrity of Oncor, the Commission has previously imposed certain regulatory commitments on Oncor.12  Since the 2007 leveraged buyout of TXU Corp. by Energy Future Holdings, a robust ring fence has protected Oncor and Oncor’s ratepayers from financial difficulties.  Over the course of a bankruptcy proceeding lasting for over three years, Oncor has not been made a party to the bankruptcy of its indirect parent company, Energy Future Holdings, as a result of this robust ring fence.

The parties to the settlement agreement have agreed to regulatory commitments, set forth in findings of fact 44 through 98 below.  The Commission finds that these regulatory commitments must be imposed in order to find that the transaction is in the public interest under

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7  Letter from Matthew Henry, Counsel to Oncor to Stephen Journeay, Director of Commission Advising and Docket Management (Mar. 2, 2018).

8  Direct Testimony of Trevor Mihalik, Applicants Ex. 8 at 15:3–5.

9  Applicants Ex. 11, Revised Settlement Agreement at 2, Section A.1 (Jan. 23, 2018).

10  Applicants Ex. 1, Application at 8.

11    In re Energy Future Holdings Corp., et al, No 14-10979 (CSS) Order Confirming the First Amended Joint Plan of Reorganization of Energy Future Holdings, Corp., Energy Future Intermediate Holding Company LLC, and the EFH/EFIH Debtors Pursuant to Chapter 11 of the Bankruptcy Code (Feb. 27, 2018) (Bankr. D. Del.).

12  Docket No. 34077, Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to PURA § 14.101, Order on Rehearing, Findings of Fact Nos. 43 through 95 (Apr. 24, 2008).

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PURA §§ 14.101, 39.262(l) through (o), and 39.915.  The Commission finds that it may enforce these regulatory commitments under PURA §§ 39.262(o) and 39.915(d).

C.    Evaluation of the Transaction

The Commission concludes that, if all the regulatory commitments and conditions specified in this Order are met, the proposed transaction offers sufficient benefits to ratepayers to find that the transaction is in the public interest.  First, the proposed transaction provides an opportunity to end the bankruptcy proceeding faced by Oncor’s majority parent company, Energy Future Holdings.  Second, the transaction will allow an energy-services holding company with an investment-grade credit rating13 and experience in managing and operating utilities14 to acquire an approximately 80.03% interest in Oncor.  Third, as set forth in the application and settlement agreement, Sempra Energy has committed to extinguish all debt that resides above Oncor at Energy Future Intermediate Holdings and Energy Future Holdings, reducing it to zero immediately following the closing of the transaction and maintaining it at zero going forward.15    Fourth, based upon the regulatory commitments contained in the settlement agreement, the transaction will not adversely affect the health or safety of Oncor’s customers or employees.16  Fifth, the transaction will not result in the transfer of jobs of citizens of this state to workers domiciled out of this state.17  Sixth, based upon the regulatory commitments contained in the settlement agreement, the transaction will not result in a decline of service.18  Seventh, under the settlement agreement, the joint applicants have committed that interest-rate and merger-synergy savings will be passed through to customers.19  Accordingly, when presented with the benefits of the transaction, subject to all the conditions and regulatory commitments described in this Order, the Commission finds that the transaction is in the public interest.  The authority granted by the

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13  Direct Testimony of Dennis Arriola, Applicants Ex. 6 at 17:20–18:1, Table DVA-2.

14    Id. at 14:6–15:8.

15  Applicants Ex. 11, Settlement Agreement at 3, Section A.3; Direct Testimony of James Greer, Applicants Ex. 4 at 11:21–27.

16  Applicants Ex. 11, Settlement Agreement at 3, Section A.3; Direct Testimony of James Greer, Applicants Ex. 4 at 11:21–27.

17  Applicants Ex. 11, Settlement Agreement at 3, Section A.3; Supplemental Direct Testimony of Robert Shapard, Applicants Ex. 2A at 15:9–12.

18  Applicants Ex. 11, Settlement Agreement at 3, Section A.3; Supplemental Direct Testimony of Robert Shapard, Applicants Ex. 2A at 15:13–18.

19  Applicants Ex. 11, Settlement Agreement at 17–18, Section J.19; Supplemental Direct Testimony of Robert Shapard, Applicants Ex. 2A at 15:26–29.

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Commission in this case expires if the transaction has not closed within 120 days of the date of this Order.

The Commission adopts the following findings of fact and conclusions of law.

II.    Findings of Fact

Procedural History

1.    On October 5, 2017, Oncor Electric Delivery Company LLC and Sempra Energy (collectively, joint applicants) jointly filed an application for Commission approval of a transaction by which Sempra Energy will acquire the approximately 80.03% interest in Oncor indirectly held by Energy Future Holdings, Corp. under PURA §§ 14.101, 39.262(m), and 39.915(b).

2.    On October 6, 2017, the Commission issued an order requesting each interested party to file a list of issues to be addressed by the Commission in this docket.

3.    On October 11, 2017, Commission Staff filed a recommendation on the sufficiency of notice and of the application.

4.    On October 12, 2017, the Commission administrative law judge (ALJ) issued Order No. 2, finding notice and the application sufficient.

5.    On October 13, 2017, the Commission ALJ issued Order No. 3, granting the motions to intervene of the Texas Industrial Energy Consumers and the Office of Public Utility Counsel.

6.    On October 16, 2017, a prehearing conference was held.  The following parties entered an appearance: Oncor, Sempra Energy, the Steering Committee of Cities Served by Oncor (Cities), the Texas Industrial Energy Consumers, the Office of Public Utility Counsel, and Commission Staff.  The motion to intervene of the Cities was granted at the prehearing conference.

7.    On October 17, 2017, the Commission ALJ issued Order No. 4, memorializing the prehearing conference and adopting a procedural schedule.

8.    On October 26, 2017, the Commission issued a preliminary order identifying the issues to be addressed in this proceeding.

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9.    On November 3, 2017, the Commission ALJ issued Order No. 5, granting the motions to intervene of the Texas Energy Association of Marketers, the Texas Legal Services Center, and Golden Spread Electric Cooperative, Inc.

10.    On November 7, 2017, Sempra Energy filed the supplemental direct testimonies of Dennis Arriola and Trevor Mihalik.

11.    On November 17, 2017, the Commission ALJ issued Order No. 8, granting the motions to intervene of Nucor Steel—Texas, the Alliance for Retail Markets, and the Energy Freedom Coalition of America.  Order No. 8 also approved the additional filing of Cities to include the City of McAllen.

12.    On December 7, 2017, this docket was referred to the State Office of Administrative Hearings for the limited purpose of considering and resolving all discovery disputes.

13.    On December 15, 2017, a settlement agreement signed by the following parties was filed: Oncor, Sempra Energy, Commission Staff, the Office of Public Utility Counsel, Cities, and the Texas Industrial Energy Consumers.

14.    On January 5, 2018, a joint motion to admit the revised stipulation, an affidavit of notice, and supporting testimony into evidence and for approval of the proposed order was filed.  The revised version of the settlement agreement included the Alliance for Retail Markets and the Texas Energy Association for Marketers as additional signatories.  The joint motion included the supplemental testimonies of Dennis Arriola and Robert Shapard in support of the settlement agreement.

15.    On January 12, 2018, Commission Staff filed the redacted direct testimony of John Antonuk in support of the settlement agreement.

16.    On January 12, 2018, the Energy Freedom Coalition of America and the Texas Legal Services Center each filed a request for a  hearing on the non-unanimous settlement agreement.

17.    On January 23, 2018, a revision to the revised settlement agreement was filed.  Golden Spread Electric Cooperative and Nucor Steel—Texas joined the settlement agreement as signatories.

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18.    On January 23, 2018, the Texas Legal Services Center filed the direct testimony of Carol Biedrzycki in opposition to the non-unanimous settlement agreement.

19.    On January 24, 2018, the Energy Freedom Coalition of America filed a statement of non-opposition to the settlement agreement and withdrew its request for a hearing on the non-unanimous settlement agreement.

20.    On January 29, 2018, Commission Staff filed errata to the direct testimony of John Antonuk.

21.    On January 29, 2018, the Energy Freedom Coalition of America joined the settlement agreement as a signatory, and Oncor filed the Energy Freedom Coalition of America’s signature page to the settlement agreement.

22.    On February 1, 2018, Oncor filed a letter informing the Commission ALJ that Sempra Energy and Oncor had reached an agreement with the Texas Legal Services Center, and that the Texas Legal Services Center had withdrawn its hearing request and signed the settlement agreement.  Oncor also filed the Texas Legal Services Center’s signature page to the settlement agreement.

23.    On February 5, 2018, the joint applicants and the signatories filed a joint motion to admit the following evidence in support of the settlement agreement into the record: the joint report and application, including the direct testimonies of Robert Shapard, David Davis, James Greer, Stephen Ragland, Dennis Arriola, Stephen Davis, Trevor Mihalik, and Stephen Fetter; an affidavit attesting to the provision of notice; the supplemental direct testimonies of Dennis Arriola and Trevor Mihalik, filed on November 7, 2017; the supplemental direct testimonies of Robert Shapard and Dennis Arriola in support of the settlement agreement; the redacted direct testimony of Commission Staff witness John Antonuk; and the errata to the direct testimony of John Antonuk.

24.    On February 14, 2018, the Commission ALJ issued Order No. 15 granting the motion to admit evidence.

25.    At its February 15, 2018 open meeting, the Commission cancelled the hearing on the merits.

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26.    The United States Bankruptcy Court for the District of Delaware issued an order confirming the joint plan of reorganization on February 27, 2018.

Notice

27.    Notice of the transaction at issue in this docket was provided by first-class mail to the following: (1) all municipalities in Oncor’s service area; (2) all entities listed in the Commission’s transmission matrix in Docket No. 46604, Commission Staff’s Application to Set 2017 Wholesale Transmission Service Charges for the Electric Reliability Council of Texas (ERCOT); (3) all electric cooperatives and municipally owned utilities with dually certificated areas with Oncor; (4) all retail electric providers currently certified by the Commission; and (5) all authorized representatives for parties in Docket No. 46957, Application of Oncor Electric Delivery Company LLC for Authority to Change Rates.   In addition, notice of the transaction was published in the Texas Register on October 20, 2017.

28.    On October 20, 2017, the joint applicants filed their proof of notice.

Description of the Transaction

29.    As detailed in findings of fact 30 through 40, the joint report and application and the direct testimony of Trevor Mihalik describe the proposed transaction.

30.    The joint report and application requested Commission approval of Sempra Energy’s proposed acquisition of the approximately 80.03% indirect interest in Oncor held by Energy Future Holdings, Corp.

31.    On August 21, 2017, Sempra Energy and its wholly-owned affiliate, Sempra Texas Merger Sub I, Inc., entered into an agreement and plan of merger with Energy Future Holdings and Energy Future Intermediate Holdings.

32.    Under the merger agreement, Sempra Texas Merger Sub I will merge with and into reorganized Energy Future Holdings, with reorganized Energy Future Holdings surviving as a subsidiary of Sempra Energy.

33.    As a result of the merger, 100% of the interests in reorganized Energy Future Holdings will be held indirectly by Sempra Energy.  Texas Transmission Investment LLC will maintain its 19.75% ownership interest in Oncor.  According to a letter filed on March 2, 2018, Sempra Energy intends to acquire Oncor Management Investment LLC’s 0.22% ownership interest in Oncor.

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34.    On April 29, 2014, Energy Future Holdings, and numerous direct and indirect subsidiaries of Energy Future Holdings, including Energy Future Intermediate Holding Company, filed a chapter 11 bankruptcy case in the United States Bankruptcy Court for the District of Delaware.20

35.    The transaction that is the subject of this proceeding is being pursued under a new joint plan of reorganization of Energy Future Holdings, Corp., et al., under chapter 11 of the United States Bankruptcy Code.

36.    On September 6, 2017, Energy Future Holdings and Energy Future Intermediate Holdings received authorization from the bankruptcy court to enter into and perform under the merger agreement.

37.    The joint applicants estimate the proposed transaction to have an enterprise value of approximately $9.45 billion.  This valuation has not been evaluated or approved by the Commission, and the Commission expresses no opinion as to the validity or appropriateness of this valuation.

38.    Sempra Energy has committed to extinguish all debt that resides above Oncor at Energy Future Intermediate Holdings and Energy Future Holdings, reducing it to zero immediately upon closing of the transaction and maintaining it at zero going forward.

39.    The transfer of ownership of Oncor as a result of the transaction will not involve the transfer of any of Oncor’s assets, franchises, or certificates of convenience and necessity.

40.    No utility operations will be combined or modified as a result of the transaction.

The Settlement Agreement

41.    Oncor and Sempra Energy made numerous regulatory commitments related to the proposed transaction in the joint report and application and in their direct testimonies.

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20 In re Energy Future Holdings Corp., et al, No 14-10979 (CSS) (Bankr. D. Del.) (petition filed Apr. 29, 2014).

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42.    As discussed in finding of fact 17, a revision to the revised settlement agreement that memorialized the regulatory commitments was filed on January 23, 2018, and it was ultimately signed by all parties to this docket.

43.    The regulatory commitments included in the January 23, 2018 settlement agreement, as agreed to by all parties to this docket, are adopted by the Commission and set forth below in findings of fact 44 through 98.

Regulatory Commitments

44.    Sempra Energy may acquire the 19.75% interest held by Texas Transmission Investment LLC (the minority member) and the 0.22% interest held by Oncor Management Investment LLC.  Before Sempra Energy seeks to acquire the minority member’s interests, Sempra Energy must receive Commission approval of the transaction, and the terms set forth in findings of fact 47 through 98 of this Order shall apply to both the approximately 80.03% and the 19.75% interest, if Sempra Energy acquires the 19.75% interest.

45.    None of the rights afforded the minority member in the second amended and restated limited liability company agreement of Oncor Electric Delivery Company, dated November 5, 2008, as amended by that certain amendment number 1 to the second amended and restated limited liability company agreement of Oncor Electric Delivery Company LLC, dated February 18, 2009, and that certain amendment number 2 to second amended and restated limited liability company agreement of Oncor Electric Delivery Company LLC, dated July 27, 2015 (as amended, the Oncor LLC agreement) will be changed or revised as a result of this Order or the amendments to be proposed to the Oncor LLC agreement.

46.    The Oncor LLC agreement will not be amended before closing.

47.    Separate Boards.  At closing and thereafter, Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) and Oncor will have separate boards of directors that will not include any employees of Sempra Energy’s competitive affiliates in Texas, any members from the boards of directors of Sempra Energy’s competitive affiliates in Texas, or any individuals with direct responsibility for the management or strategies of such competitive affiliates.

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48.    Independent Board.  Upon the consummation of the transaction, Oncor will have a board of directors comprised of thirteen directors, and Oncor Holdings will have a board of directors comprised of ten directors.  A majority of the Oncor Holdings’ board members and Oncor’s board members will qualify as independent in all material respects in accordance with the rules and regulations of the New York Stock Exchange (NYSE) (which are set forth in Section 303A of the NYSE Listed Company Manual) from Sempra Energy and its subsidiaries or affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and also will have no material relationship with Sempra Energy or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years (the disinterested directors).

a.    Except as indicated in section (h) of this finding of fact, the Oncor board shall have seven disinterested directors, two directors who will be current and/or former officers of Oncor (the Oncor officer directors) (who, following consummation of the transaction, will be Robert S. Shapard and E. Allen Nye, Jr.), two directors who will be designated by Sempra Energy, and two directors who will be designated by the minority member (as that term is defined in the Oncor LLC agreement).  In order to be eligible as an Oncor officer director, a current and/or former officer of Oncor cannot have worked for Sempra Energy and its subsidiaries or affiliated entities (excluding Oncor or Oncor Holdings if the employee is or has been an employee of Oncor) or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings at any time in the ten years previous to that officer being employed by Oncor.  This definition will continue for ten years after the date of closing the transaction.  Oncor Holdings, at the direction of the member of Oncor Holdings, shall have the right to nominate and/or seek the removal of the Oncor officer directors, with such nomination and/or removal subject to approval by a majority vote of the Oncor board.

b.    The Oncor Holdings board shall have six disinterested directors, two directors who will be current and/or former officers of Oncor Holdings (the Oncor

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Holdings officer directors) (who, following consummation of the transaction, will be Robert S. Shapard and E. Allen Nye, Jr.), and two directors who will be designated by Sempra Energy.  In order to be eligible as an Oncor Holdings officer director, a current and/or former officer of Oncor cannot have worked for Sempra Energy and its subsidiaries or affiliated entities (excluding Oncor or Oncor Holdings if the employee is or has been an employee of Oncor) or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings at any time in the ten years previous to that officer being employed by Oncor. This definition will continue for ten years after the date of closing the transaction.  The member of Oncor Holdings shall have the right to nominate and/or seek the removal of the Oncor Holdings officer directors, with such nomination and/or removal subject to approval by a majority vote of the Oncor Holdings board.

c.    The current disinterested directors for Oncor and Oncor Holdings will continue to serve, if willing and able, for three years from the closing of the transaction.  Thereafter, two of these disinterested directors will “roll off” the boards every two years.  The nominating committee of Oncor Holdings shall determine the order of the departure of these directors and that order will be designed to move toward a mandatory retirement age of 75 years that will apply to new disinterested directors.  The nominating committee’s determination must be approved by a majority of the disinterested directors on the Oncor Holdings board.  Each new disinterested director shall have a term of four years, and the appointment of such directors will be consistent with the mandatory retirement age.  To the extent that either (i) one of the current disinterested directors and/or (ii) any new disinterested director is removed, retires, or is otherwise unwilling or unable to serve, a replacement new disinterested director will be chosen by the nominating committee of Oncor Holdings and subject to approval by a majority vote of the remaining disinterested directors of Oncor Holdings. Each disinterested director’s term may be renewed for only one additional term of four years.

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d.    Oncor Holdings shall have a nominating committee composed entirely of disinterested directors who are also disinterested directors on the Oncor board.  That nominating committee shall have sole responsibility for the nomination, renewal of a term, removal, or replacement of any disinterested director for Oncor Holdings and Oncor.  Any such action by the nominating committee shall be approved by a majority vote of the disinterested directors of Oncor Holdings.

e.    The duties of the board members of Oncor Holdings and Oncor will be to act in the best interests of Oncor consistent with the approved ring-fence and with Delaware law.  The approved ring fence shall include, without limitation: (i) the final order entered in this Docket No. 47675, including the provisions of the settlement agreement adopted in this Order; and (ii) the Oncor LLC agreement and the second amended and restated limited liability company agreement of Oncor Electric Delivery Holdings Company, dated November 5, 2008 (as amended, Oncor Holdings LLC agreement) currently in place with the proposed amendments to those LLC agreements to reflect this Order and the revision to the revised settlement agreement.  The Oncor Holdings LLC agreement will not be amended before closing.

f.    Any change to the size, composition, structure, or rights of the boards listed in this Order and the settlement agreement dated January 23, 2018 must first be approved by the Commission.

g.    The two directors to be designated by Sempra Energy are intended to represent the approximately 80.03% indirect interest in Oncor that it proposes to acquire from Energy Future Holdings.  To the extent that at some point Sempra Energy chooses to sell or transfer all or any portion of the 80.03% interest, the size of the Oncor and Oncor Holdings boards shall not be increased, and Sempra Energy and any new owners will determine how they will allocate the two board seats to which they will be entitled.

h.    Unless otherwise ordered by the Commission, to the extent that Sempra Energy acquires the minority member’s interests in Oncor, the two board positions that the minority member was entitled to designate shall be eliminated, and the number of directors sitting on the Oncor board shall be reduced by those two positions.

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49.    Independence of Board.  The boards of Oncor Holdings and Oncor cannot be overruled by the board of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of board members, provided that such actions may also require the additional approval of the Oncor Holdings board.

a.    The appointment or removal of the chief executive officer of Oncor and the chief financial officer of Oncor shall require a majority vote of the Oncor board of directors, which vote must include the unanimous vote of the directors designated by Sempra Energy.

b.    The Oncor board shall have sole responsibility to set the compensation and benefits for all directors and officers of the company in the manner prescribed by the board. Compensation and benefits for all Oncor officers, directors, and employees shall in no manner be tied to, reflect, and/or be related to the financial performance of Sempra Energy, any Sempra Energy affiliates (excluding Oncor), or any direct or indirect owner of Oncor, or the performance of the stock or businesses of Sempra Energy, any Sempra Energy affiliates, or any direct or indirect owner of Oncor, other than Oncor.

c.    Neither Oncor Holdings nor Oncor nor any of their subsidiaries may without the prior written consent of Sempra Energy (1) enter into or authorize any material transactions with a third party outside the ordinary course of business nor enter into any contract or other similar agreement to effectuate such material transactions; or (2) institute an Oncor bankruptcy filing.

d.    A majority of the disinterested directors of Oncor must approve an annual budget or any multi-year budget if the aggregate amount of such capital expenditures in such budget is more than a 10% decrease or increase from the capital expenditure budget for the immediately prior fiscal year or multi-year period, as applicable.  For five years following the close of the transaction, if the annual or multi-year capital expenditure budget is more than a 10% decrease or increase from the immediately prior fiscal year or multi-year period, as applicable, Oncor shall file a report providing the reasons for the variance consistent with finding of fact 74 of this Order.

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e.    A majority of the disinterested directors of Oncor must approve an annual budget or any multi-year budget if the aggregate amount of such operating and maintenance expenditures in such budget is more than a 10% decrease or increase from the operating and maintenance budget for the immediately prior fiscal year or multi-year period, as applicable.

50.    Oncor Board’s Right to Determine Dividends.  The Oncor board, composed of a majority of disinterested directors, will have the sole right to determine dividends or other distributions, except for contractual tax payments.

a.    Any amendments or changes to the dividend policy must be approved by a majority vote of the disinterested directors.

b.    The disinterested directors, acting by majority vote, shall have the authority to prevent Oncor or Oncor Holdings from making any dividend or other distributions, except for contractual tax payments, if they determine that it is in the best interest of Oncor to retain such amounts to meet expected future requirements of Oncor (including continuing compliance with the debt-to-equity ratio described in finding of fact 56).  Additionally, Sempra Energy agrees that neither Sempra Energy nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor or Oncor Holdings.

51.    Oncor Credit Ratings and Dividends.  To eliminate concerns regarding a negative impact on Oncor resulting from Sempra Energy’s acquisition of Oncor, and in lieu of providing specifics regarding acquisition funding, the Order requires the following:

a.    Sempra Energy will ensure that, as of the closing of the transaction, Oncor’s credit ratings at all three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) will be at or above Oncor’s credit ratings as of June 30, 2017; and

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b.    If the credit rating by any one of the three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) falls below BBB (Baa2) for Oncor senior secured debt, then Oncor will suspend payment of dividends or other distributions, except for contractual tax payments, until otherwise allowed by the Commission.  Additionally, neither Sempra Energy nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor.  Oncor shall notify the Commission if either Sempra Energy’s or Oncor’s credit issuer rating or corporate rating as rated by any of Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings agencies falls below its then current level.

52.    Existing Legacy Debt and Liabilities.  Sempra Energy will extinguish all debt that resides above Oncor at Energy Future Intermediate Holding and Energy Future Holdings, reducing it to zero immediately following the closing of the transaction and maintaining it at zero going forward.

53.    No Debt Disproportionally Dependent on Oncor.  Without prior approval of the Commission, neither Sempra Energy nor any affiliate of Sempra Energy (excluding Oncor) will incur, guaranty, or pledge assets in respect of any incremental new debt at the closing or thereafter that is dependent on: (1) the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra Energy; or (2) the stock of Oncor.

54.    No Transaction-Related Debt at Oncor or Oncor Holdings.  Neither Oncor nor Oncor Holdings will incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the transaction at the closing or thereafter.  Oncor’s financial integrity will be protected from the separate operations of Sempra Energy and affiliates of Sempra Energy, including but not limited to Sempra Energy’s affiliated retail electric provider or generation company, if any.

55.    Cross-Default Provisions, Financial Covenants, or Rating Agency Triggers.  Neither Oncor nor Oncor Holdings will include in any of their debt or credit agreements cross-default provisions between the securities of Oncor and of Oncor Holdings securities and the securities of Sempra Energy or any of its affiliates or subsidiaries (excluding Oncor), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.  Oncor and Oncor Holdings will not include in their debt or credit agreements any financial covenants or rating-agency triggers related to Sempra Energy or any other Sempra Energy affiliate, or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

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56.    Debt-to-Equity Ratio.  Oncor’s debt-to-equity ratio as determined by the Commission shall at all times remain in compliance with the debt-to-equity ratio established from time to time by the Commission for ratemaking purposes.  Oncor will make no payment of dividends or other distributions, except for contractual tax payments, where such dividends or other distributions would cause Oncor to be out of compliance with the Commission-approved debt-to-equity ratio.  Additionally, neither Sempra Energy nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor.

57.    No Inter-Company Debt.  Neither Oncor nor Oncor Holdings will enter into any inter-company debt transactions with Sempra Energy affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, following consummation of the transaction.

58.    No Inter-Company Lending.  Neither Oncor nor Oncor Holdings will lend money to or borrow money from Sempra Energy or Sempra Energy’s affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

59.    Credit Facility.  Neither Oncor nor Oncor Holdings will share credit facilities with Sempra Energy or Sempra Energy’s affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

60.    No Pledging of Assets or Stock.  Oncor’s assets or stock shall not be pledged by Oncor Holdings, Sempra Energy or any Sempra Energy affiliate, or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, for any entity other than Oncor.

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61.    No Recovery of Affiliate REP Bad Debt.    To the extent that any retail electric provider is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of any such affiliated retail electric provider.

62.    Credit Rating Registration.  Oncor will, except as otherwise approved by the Commission, be registered with major nationally and internationally recognized bond rating agencies, including Standard & Poor’s, Moody’s Investor Service, and Fitch Ratings.  Oncor’s ratings shall reflect the ring-fence provision contemplated herein in order to provide Oncor with a stand-alone (non-linked) credit rating.

63.    Stand-Alone Credit Rating.  Except as may be otherwise ordered by the Commission, Sempra Energy shall take the actions necessary to ensure the existence of an Oncor stand-alone credit rating.

64.    Bankruptcy Expenses and Liabilities.    Oncor will not seek recovery in rates of any expenses or liabilities related to Energy Future Holdings’ bankruptcy.  Oncor will not seek recovery in rates of amounts resulting from any: (1) tax liabilities resulting from the spin-off of Texas Competitive Electric Holdings Company LLC; (2) asbestos claims relating to non-Oncor operations of or under Energy Future Holdings; or (3) make-whole claims by creditors of Energy Future Holdings or Energy Future Intermediate Holding set forth in the Energy Future Holdings and Energy Future Intermediate Holding plan of reorganization.  Oncor’s customers will not be required to pay for these items.  Sempra Energy will file with the Commission within 30 days of closing a plan that provides for the extinguishment of liabilities as they arise from Energy Future Holdings and Energy Future Intermediate Holding for items (1), (2), and (3) stated in this paragraph, which protects Oncor from any harm.

65.    Non-Consolidation Legal Opinion.  Sempra Energy will obtain a non-consolidation legal opinion that provides that, in the event of a bankruptcy of Sempra Energy or any affiliate of Sempra Energy, a bankruptcy court will not consolidate the assets and liabilities of Oncor with Sempra Energy or any affiliate of Sempra Energy.

66.    Capital Expenditure.  Oncor shall make minimum capital expenditures equal to a budget of at least $7.5 billion over the five-year period beginning January 1, 2018, and ending December 31, 2022, subject to the following adjustments to the extent reported to the Commission in Oncor’s earnings monitor report:  Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, weaker-

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than-expected economic conditions, or if Oncor determines that a particular expenditure would not be prudent.

67.    Cybersecurity Expenditure. Oncor shall make minimum cybersecurity expenditures equal to a budget of $35 million over the five-year period beginning January 1, 2018, and ending December 31, 2022.  Oncor shall work cooperatively with other Sempra Energy entities with respect to cybersecurity issues.

68.    Affiliate Asset Transfer.  Neither Oncor Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the ring-fenced entities), other than a transfer that is on an arm’s-length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

69.    Arm’s-Length Relationship.  Each of the ring-fenced entities will maintain an arm’s-length relationship with Sempra Energy or Sempra Energy’s affiliates (other than the ring-fenced entities), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, consistent with the Commission’s affiliate standards applicable to Oncor.  Sempra Energy will provide the Commission access to the books and records of Sempra Energy or Sempra Energy affiliates as necessary to facilitate Commission audit or review of any affiliate transactions as between Oncor and Sempra Energy or Sempra Energy affiliates, consistent with PURA § 14.154.

70.    Separate Books and Records.  Each of the ring-fenced entities will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

71.    FERC Preemption.  Neither Oncor nor Sempra Energy nor Sempra Energy’s affiliates will assert before the Commission or a Texas court of competent jurisdiction that the Commission is preempted pursuant to the Federal Power Act (e.g., under a FERC tariff) from making a determination regarding the cost recovery of affiliate costs sought to be allocated to Oncor.

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72.    Holding Company.  Oncor Holdings will be retained between Sempra Energy and Oncor.

73.    Continued Ownership.  Sempra Energy will hold indirectly at least 51% of the total outstanding membership interests in Oncor and Oncor Holdings, including any minority interests, for a period of no less than five years after the closing date of the transaction, unless specifically authorized by the Commission.

74.    Compliance Report.  For a period of five years after the closing date of the transaction, Oncor will make annual reports to the Commission regarding its compliance with the terms stated in the Order and the settlement agreement.

75.    Name and Logo.  Oncor will maintain a name and logo that is separate and distinct from the names of Sempra Energy, any Sempra Energy retail electric provider, and any Sempra Energy wholesale generation companies, as well as any other current or future Texas competitive affiliate of Oncor, if any.  Any Sempra Energy retail electric provider, wholesale generation company, or any other current or future Texas competitive affiliate of Oncor will not use the Oncor name, trademark, brand, logo, or any other brand-identifying features; nor will Oncor engage in joint marketing, advertising, or promotional efforts with any Sempra Energy retail electric provider, wholesale generation company, or any other current or future Texas competitive affiliate of Oncor, in a manner that is inconsistent with the Public Utility Regulatory Act and the Commission’s rules.

76.    Headquarters and Management.  Oncor will maintain its separate headquarters and management in Dallas, Texas.  Local management will remain the primary point of contact on all regulatory and operational matters.  Oncor will maintain its current level of management and operations in Texas.  Oncor shall not move the location of or change reporting relationships of Oncor executives, or materially alter Texas staff responsibilities for functions Oncor now performs in Texas, except as approved by the Commission.

77.    Oncor Senior Management Succession Plan.  Effective no later than the closing of the transaction, Robert S. Shapard will assume the role of executive chairman or chairman of the Oncor board, and E. Allen Nye, Jr. will assume the role of chief executive officer of Oncor.

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78.    Texas Utility.  Oncor will continue to operate solely within the State of Texas as a public utility subject to the continuing jurisdiction of the Commission.

79.    Reliability.  For purposes of 16 Texas Administrative Code (TAC) § 25.52, system average interruption duration index (SAIDI) and system average interruption frequency index (SAIFI) standards will be calculated for Oncor’s current service area based on Oncor’s forced interruption performance for years 2014, 2015, and 2016, which correspond to three-year averages of 0.87667 for SAIFI and 86.53667 for SAIDI, and will be in compliance with Ordering Paragraph No. 13 of the Commission’s final order in Docket No. 47469, Joint Report and Application of Sharyland Utilities, L.P., Sharyland Distribution & Transmission Services, L.L.C, and Oncor Electric Delivery Company LLC for Transfer of Facilities, Transfer of Rights under and Amendment of Certificates of Convenience and Necessity, and for Other Regulatory Approvals.  These standards will be effecting starting with the calendar year 2018.

80.    Reports of SAIDI and SAIFI to Commission. Oncor will report its actual system-level SAIDI and SAIFI statistics to the Commission in its quarterly performance reports and yearly service quality reports filed pursuant to 16 TAC § 25.81.

81.    Transaction Costs.  None of the transaction costs will be borne by Oncor’s customers, nor will Oncor seek to include transaction costs in rates.  For purposes of this agreement, transaction costs are those incremental costs paid to advance or consummate the transaction.  Examples of transaction costs include, but are not limited to: Sempra Energy employee time and expenses; Oncor change-of-control payments; any tax liability incurred as a result of the transaction; certain executive severance costs related to the transaction; and third-party costs, including bank advisors, external legal advisors, rating agencies, and expert witnesses and consultants in each case paid to advance or consummate the transaction.  Transaction costs do not include Oncor employee time.

82.    Transition Costs.   No Sempra Energy employee time and expenses, third party costs, fees, expenses or costs of the transition (transition costs) will be borne by Oncor’s customers, nor will Oncor seek to include transition costs in rates.  Transition costs are those costs necessary to integrate the two companies, whether incurred before or after day 1, including the one-time transition costs being incurred whether directly or indirectly through affiliate charges to transition Oncor to ownership by Sempra Energy and to integrate Oncor’s operations and systems with those of Sempra Energy.  Provided, however, that transition costs do not include Oncor employee time, costs to achieve savings or synergies or costs that reflect reasonable and necessary costs in

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providing service to the public.  Costs to achieve reflect reasonable and necessary amounts incurred to realize operating enhancements, efficiency gains, or costs reduction initiatives.

83.    Workforce.   For two years after closing, each current Oncor employee who is employed on the closing date will be provided: (a) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the closing date; (b) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employee immediately before the closing date; and (c) employee benefits that are substantially comparable in the aggregate to those provided to such employee immediately before the closing date.  For two years after closing, Oncor will not implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of Oncor employees.

84.    Collective Bargaining Agreements.   With respect to any Oncor employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of such employment will continue to be governed by the terms and conditions of the applicable collective bargaining agreement, as may be modified from time to time.

85.    Code of Conduct. Oncor will file with the Commission for authority to amend and update its code of conduct to incorporate all applicable conditions and limitations on affiliate transactions required by the settlement agreement.  Oncor will conduct its activities in compliance with a proposed updated code of conduct that will govern interactions between Oncor and its Sempra Energy affiliates and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.  The provisions of the updated code of conduct that address competitive affiliates will apply to Sempra Gas and Power Marketing and any other Oncor or Sempra Energy affiliate to the extent they provide services or sell products in a competitive energy-related market in Texas.

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86.    Commission Jurisdiction.   Oncor and Oncor Holdings will not own, operate, or construct capital assets outside of the Electric Reliability Council of Texas (ERCOT) without prior approval from the Commission or take any other action that would impair the Commission’s regulatory jurisdiction.  Neither Oncor, Oncor Holdings, Sempra Energy, nor their respective affiliates will take any action that would subject ERCOT assets to the jurisdiction of the Federal Energy Regulatory Commission (FERC); provided, however, that the FERC continues to have jurisdiction under sections 210, 211, and 212 of the Federal Power Act and may direct transmission and interconnection services over certain existing facilities outside of ERCOT; provided further that the existing reliability and critical infrastructure standards administered by the North American Electric Reliability Corporation (NERC), through delegation of authority from the FERC, may affect the operations of assets that are deemed part of the bulk electric system.  Sempra Energy further commits that it will affirmatively support the preservation of the status quo of ERCOT’s jurisdictional authority, and it will in good faith support the efforts of Oncor to preserve and maintain the current state of ERCOT’s jurisdiction.

87.    Texas Reliability Entity.   Oncor will not seek to have a NERC regional entity other than the Texas Reliability Entity serve as the lead regional entity responsible for monitoring Oncor’s activities and ensuring compliance with NERC reliability standards.

88.    Goodwill.  Any costs of goodwill of Sempra Energy or its affiliates (including the pre-existing goodwill recognized by Oncor) will not be included in rate base, cost of capital, or operating expenses in future Oncor ratemaking proceedings.  Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend or other distribution payment purposes.

89.    Pushdown Accounting.  Sempra Energy will not elect to apply pushdown accounting for the merger, i.e., the merger will have no impact on Oncor’s assets being acquired; and any incremental goodwill will not be allocated to, or recognized within, Oncor’s balance sheet.

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90.    Tangible and Quantifiable Benefits.    At a minimum, Oncor will provide the following tangible and quantifiable benefits associated with the transaction.  Oncor will provide bill credits to electric delivery rates for ultimate credits to customers in an amount equal to 90% of any interest-rate savings achieved until final rates are set in the next Oncor base-rate case filed after Docket No. 46957.  Savings will not be included in credits if already realized in rates.  Interest-rate savings refers to the improvement in Oncor’s borrowing costs after closing relative to those costs as of June 30, 2017 due to improvement in credit ratings or improvement in market spreads, or both.  Until final rates are set in the next Oncor base-rate case after Docket No. 46957, Oncor will file a report with the Commission every six months detailing any interest rate-savings determined by the amount of debt issued by Oncor by at least 0.15% (amounts above 0.15% being based on actual interest-rate savings by Oncor) and demonstrating a calculation of the credit. In addition, one year after closing, Oncor will present a merger-synergy-savings analysis to the Commission and provide bill credits to electric rates for inclusion in customer bills in an amount equal to 90% of any merger-synergy savings until final rates are set in the next Oncor base-rate proceeding after Docket No. 46957, in which any total synergy savings shall be reflected in Oncor’s rates. Sempra Energy and Oncor agree to work in good faith with interested parties, including TXU Energy Retail Company LLC, the Texas Energy Association for Marketers, the Alliance for Retail Markets, the NRG companies, and the Texas Legal Services Center to determine an acceptable method for implementation of any bill credit to effectuate this Order.  At a minimum, Oncor shall provide retail electric providers 45-day notice of the Commission-approved amount of any customer credits (e.g., for each customer class, the amount per kilowatt hour or per-customer credit that would apply) before the effective date of the credits and shall implement updated bill credits simultaneously with other changes in Oncor’s rates.  If a Texas SET SAC04 code is used to implement any credits, Oncor agrees to implement the credit via an established SAC04 code not currently in use.

91.    LLC Agreements.  This Order is contingent on the boards of Oncor Holdings and Oncor approving the amendments to their LLC agreements to effect the provisions of this Order.   The proposed amendments to the Oncor Holdings LLC agreement and Oncor LLC agreement will be filed with the Commission.  To the extent thereafter that any changes

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are sought to the amended LLC agreements filed with the Commission that reflect in any manner whatsoever: (i) the governance structure of either Oncor or Oncor Holdings; (ii) the ring fence as reflected in this Order, including the provisions of the settlement agreement adopted in this Order; (iii) the rights and interests of the minority member; or (iv) the rights and interests of the independent directors as they currently exist, such changes shall be approved in a manner consistent with the provisions of the LLC agreements and by the Commission before the effectiveness of such changes.

92.    Competitive Shopping Platforms.  Neither Oncor nor Oncor’s subsidiaries will host or allow the Oncor name, trademark, brand, logo, or other identifying brand features to be used to promote a competitive retail electric shopping website.

93.    Equity.  Sempra Energy will make, as promptly as practicable and in no event later than 60 days after the closing of the transaction, its proportionate share of the aggregate equity investment in Oncor then required to achieve an equity-to-debt ratio to enable Oncor to achieve a capital structure consisting of 42.50% equity and 57.50% long-term debt, as described in finding of fact 32 and conclusion of law 10 of the final order in Docket No. 46957.  Sempra Energy will work in good faith with Oncor’s other members so that the minority member as promptly as practicable makes its proportionate share of the above aggregate equity investment.

94.    Minority Member.  Sempra Energy will not acquire the interest of the minority member (as that term is defined in the Oncor LLC agreement) in Oncor at the closing of the transaction.

95.    Rate-Case Commitment.  Except as may be otherwise ordered or required by the Commission, statute, or rule, Oncor agrees that it will not file a comprehensive base-rate case within two years of this Order.

96.    Modification of Commission Order.  If Oncor and Sempra Energy seek any modification to this Order before 60 months after the date of this Order, then in any such proceeding, Commission Staff may hire independent consultants selected by the Commission and paid for by Sempra Energy.  Sempra Energy shall timely pay the reasonable costs of the services of such consultants as determined by the Commission.  The amount that Sempra Energy shall be responsible to pay shall not exceed $300,000 per proceeding.  Sempra Energy and Oncor agree that Oncor will not seek recovery of these costs.

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97.    Reservation of Rights.  The parties reserve their rights to take any positions in any future proceeding seeking to modify the settlement agreement or this Order.

98.    Except as may be otherwise ordered by the Commission, the authority granted by the Commission in this case expires if the transaction has not closed within 120 days of the date of this Order.

99.    The settlement agreement dated January 23, 2018, taken as a whole, is a just and reasonable resolution of the issues, is supported by a preponderance of the evidence, is consistent with the relevant provisions of PURA, is in the public interest, and should be approved.

Evaluation of the Transaction

100.    The transaction provides an opportunity to end the bankruptcy proceeding faced by Oncor’s majority parent company, Energy Future Holdings.

101.    The transaction will reduce the amount of debt at Energy Future Holdings and Energy Future Intermediate Holdings that currently resides above Oncor to zero upon closing, and that debt will be maintained at zero going forward.

102.    Based on the record evidence and regulatory commitments set forth in this Order, the transaction will not adversely affect the health or safety of Oncor’s customers or employees.

103.    Based on the record evidence and regulatory commitments set forth in this Order, the transaction will not result in the transfer of jobs of citizens of this state to workers domiciled outside of this state.

104.    Based on the record evidence and regulatory commitments set forth in this Order, the transaction will not result in a decline in service to Oncor’s customers.

105.    Based on the record evidence and regulatory commitments relating to transaction costs and transition costs set forth in this Order, the transaction will not result in Texas ratepayers bearing transaction-related costs unrelated to the corresponding benefits to Texas ratepayers.

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106.    The regulatory commitment that interest-rate and merger-synergy savings will be flowed through to customers is a benefit of the transaction.

107.    If all regulatory commitments described in this Order are met, the transaction is in the public interest.

III.    Conclusions of Law

1.    Oncor is an electric utility as defined by PURA § 31.002(6).

2.    Oncor is a transmission and distribution utility as defined in PURA § 31.002(19).

3.    The Commission has jurisdiction over the parties and the subject matter of this docket under PURA §§ 14.101, 39.262(l) through (o), and 39.915.

4.    The sale of Texas Transmission Investment LLC constitutes the transfer of a controlling interest or operational control in Oncor under PURA §§ 39.262(l)(3) and 39.915(a)(3) because of Texas Transmission Investment LLC’s right to control the dividend policy of Oncor, as well as to veto Oncor’s capital and operations and maintenance expense budgets.

5.    Notice of the transaction at issue in this proceeding and the events in this docket was provided in accordance with 16 TAC § 22.55.

6.    The Commission’s consideration of the settlement agreement complies with PURA § 14.054 and 16 TAC § 22.206.

7.    The Commission may enforce any representation or commitment made by the joint applicants under PURA §§ 39.262(o) and 39.915(d).

8.    To the extent that either Oncor or Sempra Energy fails to comply with a Commission order, the Commission can take necessary actions to remedy such noncompliance, including seeking a court order requiring compliance with this Order under PURA § 15.021, filing a court action for contempt for failure to comply with this Order under PURA § 15.022, or imposing administrative penalties under PURA § 15.023.

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9.    The transaction, along with the provisions of the settlement agreement dated January 23, 2018, is in the public interest under PURA §§ 14.101, 39.262(l) through (o), and 39.915, so long as all regulatory commitments described in this Order are met.

IV.    Ordering Paragraphs

In accordance with these findings of fact and conclusions of law, the Commission issues the following orders:

1.    The transaction described in Oncor Electric Delivery Company LLC and Sempra Energy’s joint report and application, as modified by the settlement agreement dated January 23, 2018, is approved.

2.    Oncor and Sempra Energy shall comply with the regulatory commitments as set forth in findings of fact 44 through 98.

3.    Oncor shall file the annual reports to the Commission regarding its compliance with the terms stated in the Order and the settlement agreement in a compliance docket, Docket No. 48119.

4.    Oncor shall file a report regarding any interest-rate savings to the Commission every six months and demonstrating a calculation of the credit for the relevant time period as described in finding of fact 90 in a compliance docket to be styled Interest-Rate Savings Compliance Filing of Oncor Electric Delivery Company LLC Resulting from Docket No. 47675, using a control number available at that time.

5.    Oncor shall present its merger-synergy-savings analysis and calculation of the credit as described in finding of fact 90 to the Commission one year after the closing in a separate compliance docket to be styled Merger-Synergy Savings Compliance Filing of Oncor Electric Delivery Company LLC Resulting from Docket No. 47675, using a control number available at that time.

6.    As of the date of the closing of the transaction described in the joint report and application, the commitments described in findings of fact 43 through 95 of the final order in Docket No. 3407721are superseded by the regulatory commitments set forth in this Order.

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7.    The entry of this Order consistent with the settlement agreement dated January 23, 2018 does not indicate the Commission’s endorsement of any principle or methodology that may underlie the settlement agreement.  Entry of this Order shall not be regarded as precedent as to the appropriateness of any principle or methodology underlying the settlement agreement.

8.    All others motions and any other requests for general or specific relief if not expressly granted herein, are denied.

Signed at Austin, Texas the 8th day of March 2018.

PUBLIC UTILITY COMMISSION OF TEXAS

/s/ DeAnn T. Walker
DEANN T. WALKER, CHAIRMAN

/s/ Brandy Marty Marquez
BRANDY MARTY MARQUEZ, COMMISSIONER

/s/ Arthur C. D’Andrea
ARTHUR C. D’ANDREA, COMMISSIONER

________________________

21 Docket No. 34077, Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to PURA § 14.101, Order on Rehearing, Findings of Fact Nos. 43 through 95 (Apr. 24, 2008).